ImmuCell Announces Financial Results for First Quarter of 2008

PORTLAND, ME -- 05/05/2008 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month period ended March 31, 2008.

For the three-month period ended March 31, 2008, product sales increased by 8%, or $122,000, to $1,631,000 in comparison to the same period in 2007.

"Sales of our lead product, First Defense®, increased by 8% during the three-month period ended March 31, 2008," commented Michael F. Brigham, President and CEO. "During the first quarter of 2008, we sold our 8,000,000th dose of First Defense®."

Product development expenses increased by 25%, or $66,000, during the three-month period ended March 31, 2008 in comparison to the same period in 2007 principally reflecting the costs of funding the development of Mast Out® internally.

The Company reported income before income taxes of $129,000 during the three-month period ended March 31, 2008 in comparison to $508,000 during the same period in 2007. Approximately 59%, or $224,000, of the $379,000 decrease in income before income taxes resulted from the expected decrease in technology licensing revenue and increase in product development expenses. Net income was $78,000 ($0.03 per diluted share) during the three-month period ended March 31, 2008 in comparison to $297,000 ($0.10 per diluted share) during the same period in 2007.

Cash, cash equivalents and short-term investments increased by 8%, or $455,000, to $5,867,000 at March 31, 2008 as compared to $5,412,000 at December 31, 2007. Stockholders' equity increased by 1%, or $104,000, to $10,161,000 at March 31, 2008 as compared to $10,057,000 at December 31, 2007. The Company had 2,892,000 shares of common stock outstanding as of March 31, 2008.

                                                           (Unaudited)
                                                        Three Months Ended
                                                            March 31,
                                                      ---------------------
(In thousands, except per share amounts)                 2008       2007
                                                      ---------- ----------
Revenues:
Product Sales                                         $    1,631 $    1,509
Other Revenues                                                 5        166
                                                      ---------- ----------
Total Revenues                                             1,636      1,675

Cost and expenses:
Product costs                                                814        630
Product development expenses                                 332        266
Selling, general and administrative expenses                 421        348
                                                      ---------- ----------
Total costs and expenses                                   1,567      1,244
                                                      ---------- ----------

Net operating income                                          69        431

Interest and other income                                     60         77
                                                      ---------- ----------

Income before income taxes                                   129        508
Income tax expense                                            51        211
                                                      ---------- ----------
Net income                                            $       78 $      297
                                                      ========== ==========

Net income per common share:
Basic                                                 $     0.03 $     0.10
Diluted                                               $     0.03 $     0.10

Weighted average common shares outstanding:
Basic                                                      2,892      2,897
Diluted                                                    2,965      3,063

                                             (Unaudited)
                                             At March 31,   At December 31,
(In thousands)                                   2008            2007
                                            --------------   --------------
Cash, cash equivalents and short-term
 investments                                $        5,867   $        5,412
Total assets                                        10,557           10,412
Net working capital                                  6,872            6,710
Stockholders' equity                        $       10,161   $       10,057

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106